 ARC Group Worldwide Group 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: FEBRUARY 12, 2014

ARC GROUP WORLDWIDE, INC. REPORTS RECORD QUARTERLY RESULTS

For the quarter ended December 29, 2013, compared to the quarter ended December 30, 2012 (fiscal second quarter):

  Record Net Revenues of $19.9 Million, An Increase of 14.6%
  Record Gross Profit of $6.3 Million, An Increase of 46.8%
  Record Adjusted EBITDA of $3.7 Million, An Increase of 110.3%
  Adjusted Earnings of $1.9 Million, An Increase of 135.6%
  Adjusted EPS of $0.32, An Increase of 127.4%

Deland, FL (February 12, 2014) – ARC Group Worldwide, Inc. (NASDAQ: ARCW; the “Company” or "ARC") today reported second quarter fiscal 2014 results, including record Net Revenue of $19.9 million, record Gross Profit of $6.3 million, record Adjusted EBITDA of $3.7 million, and Net Income Attributable to ARC of $1.5 million, an increase of 91.3% over the comparable prior year period. ARC also reported Adjusted Earnings Per Share (“Adjusted EPS”) of $0.32 for the second quarter fiscal 2014, compared to $0.14 in the prior year period. The second quarter results are driven by robust performance across our manufacturing operations and underlying strength in numerous client industries, including medical, automotive, aerospace, and defense.

Mr. Jason Young, Chairman and CEO, said, “We are pleased to report strong quarterly results that reflect sustained growth in revenue and operating margins. At the same time, we continue to materially pay down our debt utilizing the strong free cash flow generated from our businesses. This debt reduction has significantly increased our capacity to add EBITDA through acquisitions, while maintaining our conservative capital structure.” He further added, “We are also quite excited about the progress we have made with our 3D printing and imaging efforts, as well as our newly launched online quoting system at 3DMT, all of which dovetail with our existing business quite well.”

Company-Wide Operating Results

Net revenue for the fiscal year 2014 second quarter increased 14.6% to $19.9 million, compared to $17.4 million in the prior year period, due to the strong demand in the high-growth markets served.

The second quarter also showed an improvement in Gross Profit Margin, increasing to 31.8% from 24.8% during the comparable prior year period. The increase is attributed to a combination of top line sales growth, lean manufacturing initiatives, continued realization of acquisition synergies, and improved operational efficiencies through best practices.

ARC reported Adjusted EPS of $0.32 for the second quarter, an increase of 127.4% from $0.14 the prior year quarter. Adjusted Earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") for the second quarter fiscal 2014 was a record $3.7 million.

Adjusted Earnings, Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Adjusted Earnings represents the results of operations net of unusual expenses incurred during the period. This non-GAAP financial information is provided to aid in better understanding the company's performance absence these charges. Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. The reconciliation to GAAP is as follows (in thousands, except for share and per share amounts):

For the three months ended:
GAAP to Non-GAAP Reconciliation:	Dec 29, 2013	Dec 30, 2012
Reported Earnings (GAAP)	$1,515	$792
Plus: Reorganization Expenses	351	-
Adjusted Earnings (Non-GAAP)	$1,866	$792
Plus: Interest Expense, Net	293	225
Plus: Income Taxes	690	-
Plus: Depreciation and Amortization	892	762
Adjusted EBITDA (Non-GAAP)	$3,741	$1,779
Weighted Average Common Shares	5,877,314	5,672,618
Adjusted Earnings Per Share (Non-GAAP)	$0.32	$0.14

For the six months ended:

GAAP to Non-GAAP Reconciliation:	Dec 29, 2013	Dec 30, 2012
Reported Earnings (GAAP)	$2,768	$704
Plus: Merger Expense	-	1,637
Plus: Gain on Bargain Purchase	-	(381)
Plus: Share-Based Executive Compensation	701	-
Plus: Reorganization Expenses	351	-
Adjusted Earnings (Non-GAAP)	$3,820	$1,960
Plus: Interest Expense, Net	499	392
Plus: Income Taxes	1,076	-
Plus: Depreciation and Amortization	1,790	1,330
Adjusted EBITDA (Non-GAAP)	$7,185	$3,682
Weighted Average Common Shares	5,802,727	5,322,488
Adjusted Earnings Per Share (Non-GAAP)	$0.66	$0.37

Balance Sheet and Cash Flow Items

The Company strengthened its cash position during the quarter as cash flow provided by operating activities generated $3.2 million, ending the quarter with Senior Debt, net of Cash, of $7.6 million. Net Senior Debt currently stands at 0.5x the second quarter annualized Adjusted EBITDA.

About ARC Group Worldwide, Inc.

ARC Group Worldwide is a diversified, global advanced manufacturing company, as well as a world leader in MIM. ARC was founded in 1987 and has a long history as a technology innovator in manufacturing. ARC has significant expertise in lean manufacturing and utilizes cutting edge technology including robotics, automation, and 3D printing. ARC’s mission is to bring innovation and technology to manufacturing. The Company provides a holistic manufacturing solution to help its customers get to market quickly. ARC’s core manufacturing businesses are in precision components, 3D printing, flanges, fittings, and wireless technology, through its operating subsidiaries: www.ARCMIM.com, www.FloMet.com, www.AFTmim.com, www.AFTmimHU.com, www.Injectamax.com, www.TeknaSeal.com, www.3DMaterialTechnologies.com, www.GeneralFlange.com and www.ArcWireless.net. For more information about ARC Group Worldwide, please visit www.ArcGroupWorldwide.com.

IMPORTANT INFORMATION

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the fiscal year ended June 30, 2013 and Form 10-Q for the period ended December 29, 2013, as well as current reports on Form 8-K filed from time-to-time with the SEC.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com